EXHIBIT 99.1

For Immediate Release: March 19, 2019

Media Contacts:

Diana Keary
Griffin Capital Company, LLC
dkeary@griffincapital.com
949-270-9303

Ben Rosner
Finsbury Associate Director
ben.rosner@finsbury.com
646-805-2085

Griffin Capital Essential Asset REIT Reports
Fourth Quarter and Full Year 2018 Results

EL SEGUNDO, Calif. (March 19, 2019) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its results for the quarter ended December 31, 2018 and full year 2018.
“2018 was another strong year for the REIT - we acquired three new properties which added approximately 1.9 million square feet to our portfolio and we announced two transformative transactions, positioning us well for the future,” said Michael Escalante, Chief Executive Officer and President of the REIT. “We believe the completed self-administration transaction and pending merger with Griffin Capital Essential Asset REIT II will generate significant long term benefits for our stockholders, including substantial cost savings, increased operating efficiencies, and immediate accretion to earnings and cash flow. We are enthusiastic about the future of these combined companies with a focused and aligned management team dedicated to the success and future of the REIT.”

As of December 31, 2018, the REIT’s portfolio(1) consisted of 74 assets encompassing approximately 19.9 million rentable square feet of space in 20 states.
Results as of December 31, 2018 - Highlights and Accomplishments:

Portfolio Overview

•	The total capitalization of our portfolio as of December 31, 2018 was $3.5 billion(2).

•	Our weighted average remaining lease term was approximately 6.55 years with average annual rent increases of approximately 2.1%.

•	Our portfolio was 96.5% leased.

•
Approximately 61.4% of our portfolio’s net rental revenue(3) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings(4).

•
During the year ended December 31, 2018, we executed new and renewal leases totaling approximately 686 thousand and 1.9 million square feet, which included the execution of a new 12-year lease with Floor & Decor for approximately 185 thousand square feet in Atlanta, GA, and 7-year lease with Dohmen Life Science Service, LLC for approximately 78 thousand square feet in Mason, OH during the quarter ended December 31, 2018.

•
During the year ended December 31, 2018, we acquired three properties for a total of $183.1 million and approximately 1.9 million square feet, which completed our 1031 exchange transaction related to sale of the DreamWorks Animation Headquarters and Studio Campus ("Dreamworks") in 2017.

•
On November 2, 2018, we sold the Quad/Graphics Property located in Loveland, Colorado for total proceeds of $10.7 million, including a termination fee, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $10.3 million. Upon the sale of the property, we recognized a gain of approximately $0.4 million.

•
On December 28, 2018, we sold the Bridgestone Property located in Bloomingdale, Illinois for total proceeds of $2.5 million, less closing costs and other closing credits. The carrying value of the property on the closing date was approximately $2.8 million. Upon the sale of the property, we recognized a loss of approximately $0.3 million.

Financial Results

•	Total revenue was $336.4 million for the year ended December 31, 2018, compared to $346.5 million for the prior year.

•
Net income attributable to common stockholders was $17.6 million, or $0.10 per basic and diluted share for the year ended December 31, 2018, compared to $140.7 million or $0.81 per basic and diluted share for the year ended December 31, 2017. The decrease during the period was primarily due to the gain on sale of $116.4 million for the ITT, Dreamworks and One Century Plaza properties, which sold in the prior year, as well as higher interest expense in the current year.

•	The ratio of debt to total real estate acquisition price as of December 31, 2018 was 45.4%(1).

Self- Administration/ Merger Transaction

•
On December 14, 2018, we and our Operating Partnership entered into the Self Administration Transaction, with Griffin Capital Company, LLC ("GCC") and Griffin Capital LLC ("GC LLC"), pursuant to which GCC and GC LLC contributed to the Operating Partnership all of the membership interests in Griffin Capital Real Estate Company, LLC ("GRECO") and certain assets related to the business of GRECO, in exchange for 20,438,684 units of limited partnership interest in our Operating Partnership, plus additional cash and limited partnership units as earn-out consideration. As a result of the Self Administration Transaction, we are now self-managed and acquired the advisory, asset management and property management business of GRECO.

•
On December 14, 2018, our Operating Partnership, Griffin Capital Essential Asset REIT II , Inc. ("GCEAR II"), Griffin Capital Essential Asset Operating Partnership II, L.P. and Globe Merger Sub, LLC, a wholly owned subsidiary of GCEAR II, entered into an Agreement and Plan of Merger, which has been approved by GCEAR II stockholders. The combined company will have a total capitalization of approximately $4.72 billion, and will own 101 properties in 25 states, consisting of approximately 27.2 million square feet.

Non-GAAP Measures

•
Adjusted funds from operations, or AFFO, was approximately $138.6 million for the year ended December 31, 2018, compared to approximately $148.7 million for the same period in 2017. Funds from operations, or FFO(5), was approximately $139.2 million and $157.2 million for the years ended December 31, 2018 and 2017, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding AFFO and FFO.

•
Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $228.6 million for the year ended December 31, 2018 with a fixed charge and interest coverage ratio of 3.76 and 4.21, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios.

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a self managed publicly registered, non-traded REIT with a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. Griffin Capital Essential Asset REIT, Inc.’s portfolio, as of December 31, 2018, of 74 office and industrial properties totaling 19.9 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.5 billion.
Additional information is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities.
______________________________
1 Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P. and 45% ownership interest in the Heritage Common X joint venture property.
2 Total capitalization includes the outstanding debt balance plus total equity raised and issued, including operating partnership units, preferred shares and shares issued pursuant to the DRP, net of redemptions.
3 Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to December 31, 2018 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 61.4% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings. Of the 61.4% investment grade tenant ratings, 56.2% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 5.2% being from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.
5 FFO, as described by National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non-controlling interest and redeemable preferred distributions.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$48,478	$40,735
Restricted cash	15,807	174,132
Real estate:
Land	350,470	342,021
Building and improvements	2,165,016	2,024,865
Tenant origination and absorption cost	530,181	495,364
Construction in progress	27,697	7,078
Total real estate	3,073,364	2,869,328
Less: accumulated depreciation and amortization	(538,412)	(426,752)
Total real estate, net	2,534,952	2,442,576
Investments in unconsolidated entities	30,565	37,114
Intangible assets, net	17,099	18,269
Deferred rent	55,163	46,591
Deferred leasing costs, net	29,958	19,755
Goodwill	229,948	—
Due from affiliate	19,685	—
Other assets	31,120	24,238
Total assets	$3,012,775	$2,803,410
LIABILITIES AND EQUITY
Debt, net	$1,353,531	$1,386,084
Restricted reserves	8,201	8,701
Interest rate swap liability	6,962	—
Redemptions payable	—	20,382
Distributions payable	12,248	6,409
Due to affiliates	42,406	3,545
Below market leases, net	23,115	23,581
Accrued expenses and other liabilities	80,616	64,133
Total liabilities	1,527,079	1,512,835
Commitments and contingencies
Perpetual convertible preferred shares	125,000	—
Common stock subject to redemption	11,523	33,877
Noncontrolling interests subject to redemption; 531,000 units as of December 31, 2018 and December 31, 2017	4,887	4,887
Stockholders' equity:
Common Stock, $0.001 par value; 700,000,000 shares authorized; 166,285,021 and 170,906,111 shares outstanding, as of December 31, 2018 and December 31, 2017, respectively	166	171
Additional paid-in-capital	1,556,778	1,561,694
Cumulative distributions	(570,977)	(454,526)
Accumulated earnings	128,525	110,907
Accumulated other comprehensive (loss) income	(2,409)	2,460
Total stockholders' equity	1,112,083	1,220,706
Noncontrolling interests	232,203	31,105
Total equity	1,344,286	1,251,811
Total liabilities and equity	$3,012,775	$2,803,410

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017	2016
Revenue:
Rental income	$247,442	$257,465	$267,654
Lease termination income	15,671	14,604	1,211
Property expense recoveries	73,246	74,421	75,409
Total revenue	336,359	346,490	344,274
Expenses:
Property operating expense	49,509	50,918	50,986
Property tax expense	44,662	44,980	45,789
Asset management fees to affiliates	23,668	23,499	23,530
Property management fees to affiliates	9,479	9,782	9,740
Self administration transaction expense	1,331	—	—
Acquisition fees and expenses to non-affiliates	—	—	541
Acquisition fees and expenses to affiliates	—	—	1,239
General and administrative expenses	6,968	7,322	6,544
Corporate operating expenses to affiliates	3,594	2,652	1,525
Depreciation and amortization	119,168	116,583	130,849
Impairment provision	—	8,460	—
Total expenses	258,379	264,196	270,743
Income before other income and (expenses)	77,980	82,294	73,531
Other income (expenses):
Interest expense	(55,194)	(51,015)	(48,850)
Loss from investment in unconsolidated entities	(2,254)	(2,065)	(1,640)
Gain on acquisition of unconsolidated entity	—	—	666
Gain from disposition of assets	1,231	116,382	—
Other income	275	537	2,848
Net income	22,038	146,133	26,555
Distributions to redeemable preferred shareholders	(3,275)	—	—
Net income attributable to noncontrolling interests	(789)	(5,120)	(912)
Net income attributable to controlling interest	17,974	141,013	25,643
Distributions to redeemable noncontrolling interests attributable to common stockholders	(356)	(356)	(358)
Net income attributable to common stockholders	$17,618	$140,657	$25,285
Net income attributable to common stockholders per share, basic and diluted	$0.10	$0.81	$0.14
Weighted average number of common shares outstanding, basic and diluted	167,803,846	173,923,077	175,481,629

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(in thousands)

Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. We previously used Modified Funds from Operations ("MFFO") (as defined by the Institute for Portfolio Alternatives) as a non-GAAP measure of operating performance.  Management decided to replace the MFFO measure with AFFO because AFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, AFFO is a measure used among our peer group, which includes publicly traded REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

•
Deferred rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded on a straight-line basis and create deferred rent. As deferred rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of deferred rent to arrive at AFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at AFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to the AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in AFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in AFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in AFFO.

•
Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from AFFO.

•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness. The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense. We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.
Our calculation of FFO and AFFO is presented in the following table for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income	$22,038	$146,133	$26,555
Adjustments:
Depreciation of building and improvements	60,120	55,982	56,707
Amortization of leasing costs and intangibles	59,020	60,573	74,114
Impairment provision	—	8,460	—
Equity interest of depreciation of building and improvements - unconsolidated entities	2,594	2,496	2,486
Equity interest of amortization of intangible assets - unconsolidated entities	4,644	4,674	4,751
Gain from sale of depreciable operating property	(1,231)	(116,382)	—
Gain on acquisition of unconsolidated entity	—	—	(666)
FFO	$147,185	$161,936	$163,947
Distributions to redeemable preferred shareholders	(3,275)	—	—
Distributions to noncontrolling interests	(4,737)	(4,737)	(4,493)
FFO, net of noncontrolling interest and redeemable preferred distributions	$139,173	$157,199	$159,454
Reconciliation of FFO to AFFO:
FFO, net of noncontrolling interest and redeemable preferred distributions	$139,173	$157,199	$159,454
Adjustments:
Acquisition fees and expenses to non-affiliates	1,331	—	541
Acquisition fees and expenses to affiliates	—	—	1,239
Revenues in excess of cash received (straight-line rents)	(7,730)	(11,372)	(14,751)
Amortization of (below) above market rent	(685)	1,689	3,287
Amortization of debt premium (discount)	32	(414)	(1,096)
Amortization of ground leasehold interests (below market)	28	28	28
Amortization of deferred revenue	—	—	(1,228)
Revenues in excess of cash received	(12,532)	(12,845)	(1,202)
Financed termination fee payments received	15,866	11,783	1,322
Equity interest of revenues in excess of cash received (straight-line rents) - unconsolidated entities	116	(311)	(735)
Unrealized (gain) loss on derivatives	—	(28)	49
Equity interest of amortization of above/(below) market rent - unconsolidated entities	2,956	2,968	2,984
AFFO	$138,555	$148,697	$149,892

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
ADJUSTED EBITDA(1):
Net income	$3,269	$113,222	$22,038	$146,133
Depreciation and amortization	29,910	27,800	119,168	116,583
Interest expense	13,164	13,020	52,121	48,572
Amortization - Deferred financing costs	770	756	3,040	2,858
Amortization - Debt premium	8	8	31	(414)
Amortization - In-place lease	(550)	379	(685)	1,689
Income taxes	278	230	632	1,944
Asset management fees	5,998	5,713	23,668	23,499
Property management fees	2,430	2,263	9,479	9,782
Self Administration transaction	1,331	—	1,331	—
Deferred rent	1,639	(2,864)	(8,571)	(11,372)
Extraordinary Losses or Gains:
Termination fee	—	—	—	(12,845)
Gain on disposition	(73)	(112,089)	(1,231)	(116,382)
Loss on Impairment	—	2,785	—	8,460
Equity percentage of net (income) loss for the Parent’s non-wholly owned direct and indirect subsidiaries	637	554	2,254	2,065
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	2,264	2,140	8,967	8,622
	61,075	53,917	232,242	229,194
Less: Capital reserves	(931)	(889)	(3,682)	(3,658)
Adjusted EBITDA (per credit facility agreement)	$60,144	$53,028	$228,560	$225,536

Principal paid and due	$1,598	$1,741	$6,494	$6,491
Interest expense	13,710	13,463	54,335	50,911
	$15,308	$15,204	$60,829	$57,402

Interest Coverage Ratio(2)	4.39	3.94	4.21	4.43
Fixed Charge Coverage Ratio(3)	3.47	3.49	3.76	3.93

(1)
Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2)	Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(3)
Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.